ROCHDALE INVESTMENT TRUST
THIRD TITHIRDSECOND AMENDMENT TO THE CUSTODY AGREEMENT

THIS THIRD AMENDMENT dated as of the 1st day of July, 2011, to the Custody Agreement, dated as of the 10th day of December, 2004, as amended June 12, 2006 and May 20, 2009 (the "Agreement"), is entered into by and between Rochdale Investment Trust, a Delaware statutory trust (the “Trust”) and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the Agreement to add a fund; and

WHEREAS, Article XIV, Section 14.4 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ROCHDALE INVESTMENT TRUST	U.S. BANK, N.A.

By: /s/Garrett D’Alessandro	By: /s/Joe D. Redwine

Printed Name: Garrett D’Alessandro	Printed Name: Joe D. Redwine

Title: President	Title: Executive Vice President

Exhibit C to the Custody Agreement

Separate Series of Rochdale Investment Trust

Name of Series
Rochdale Emerging Markets Portfolio (on or after July 15, 2011)
Rochdale Fixed Income Opportunities Portfolio
Rochdale Dividend & Income Portfolio
Rochdale Intermediate Fixed Income Portfolio
Rochdale Large Growth Portfolio
Rochdale Large Value Portfolio
Rochdale Mid/Small Growth Portfolio
Rochdale Mid/Small Value Portfolio